Exhibit 99.3

SCHMITT INDUSTRIES APPOINTS LILLIAN TUNG TO ITS BOARD

PORTLAND, OR, October 27, 2020 – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company” or “Schmitt”) today announced the appointment of Lillian Tung as the fifth member of the Company’s Board of Directors (the “Board”) effective October 27, 2020. Lillian Tung is an “independent director” according to the rules of the Securities and Exchange Commission and The NASDAQ Stock Market.

Lillian Tung is the CMO, and co-founder of Fur, the high growth beauty brand pioneering body hair care. Ms. Tung has more than a decade of experience in marketing and entrepreneurship and has a breadth of experience across marketing channels with a strong emphasis on digital acquisition, brand development, and consumer engagement. As a business founder she blends the strategic mindset required to achieve aggressive growth targets while maintaining long-term financial sustainability.

Prior to starting Fur, Ms. Tung worked at L’Oréal USA on the Maybelline Global Marketing team from 2011 to 2015. Prior to L’Oréal, Ms. Tung served in the Consumer Marketing division of Time Inc. and as an analyst for JPMorgan Chase Inc in the Financial Sponsors Group.

Ms. Tung has an MBA with a concentration in Management and Marketing from Columbia Business School (2011) and a bachelor’s degree in East Asian Languages and Civilizations from Harvard University (2005) where she was on the Dean’s list for three years.

“On behalf of the board, I am very excited to welcome Lillian to our Board of Directors,” said Michael R. Zapata, Chairman and President of Schmitt. “Lillian is an experienced entrepreneur and marketer and will serve the Board and our shareholders well with her guidance and insight into profitable growth and marketing for our growing companies.”

About Schmitt Industries

Schmitt Industries, Inc., founded in 1987, designs, manufactures and sells high precision test and measurement products, solutions and services through its Acuity® and Xact® product lines. Acuity provides laser and white light sensor distance measurement and dimensional sizing products, and our Xact line provides ultrasonic-based remote tank monitoring products and related monitoring revenues for markets in the Internet of Things environment. The Company also owns and operates Ample Hills Creamery, a beloved ice cream manufacturer and retailer based in Brooklyn, NY.

For more information contact: Michael Zapata, Chairman and President (503) 227-7908 or visit www.schmitt-ind.com